UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 10, 2016 (June 10, 2016)

Cumberland Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(615) 255-0068
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.
On June 10, 2016, Cumberland Pharmaceuticals Inc. (the "Company") announced addition of Caroline Young to its Board of Directors. Caroline is the prior President of the Nashville Health Care Council and founding Executive Director of the Tennessee Biotechnology Association. Caroline’s appointment to Cumberland’s Board will be effective September 13, 2016.
Caroline was the President of the Nashville Health Care Council from 2008 to 2015. The Council was formed as an association of the largest concentration of healthcare companies in the U.S., which are headquartered in the Nashville area. It is one of the nation’s foremost health care industry associations, and under Caroline’s leadership, membership grew to encompass 300 diverse organizations. There, she oversaw a series of international trade missions and launched one-of-a-kind Health Care Council Fellows program, designed to encompass the healthcare perspective and further develop the skills of senior business executives. Additionally, she expanded the Council’s innovative Leadership Health Care program, dedicated to nurturing the talents of the next generation of health care industry leaders.
Prior to the Council, Caroline was the founding Executive Director of Tennessee Biotechnology Association (now Life Science Tennessee) from 2002 to 2004. She also served in communications roles for the State of Tennessee’s Department of Economic and Community Development from 1998 to 2002.
Currently, Caroline is the Executive Director of NashvilleHealth, an initiative focused on improving the health of citizens of the metropolitan Nashville area of Tennessee. NashvilleHealth was founded by former U.S. Senate Majority Leader Bill Frist with the support from the Robert Wood Johnson Foundation. Caroline has been recognized by the Nashville Business Journal as a “Healthcare Hero,” and the Nashville Medical News as a “Woman to Watch.” Caroline has also served on numerous community and charitable boards. She is presently on the board of the Center for Non-Profit Management and serves on the Advisory Board of the Washington, DC-based Woman Business Leaders of the U.S. Healthcare Industry.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

June 10, 2016	By: Michael Bonner

Name: Michael Bonner
Title: Chief Financial Officer